EXHIBIT 99.1

E-LOAN, Inc. To Be Added to Russell Indexes

        DUBLIN, Calif., June 30, 2003 — E-LOAN, Inc. (Nasdaq: EELN), a consumer direct lender and debt advisor, will join the Russell 2000(R) and Russell 3000(R) stock indexes when they are reconstituted on June 30, 2003, according to a preliminary list of additions issued on June 27, 2003 by Frank Russell Company. Index membership will go into effect on July 1, 2003.

        “We are very pleased that our market capitalization has grown to meet the size requirement for inclusion in the Russell indexes. We believe this higher level of visibility is an important milestone for E-LOAN and our shareholders,” said Chris Larsen, E-LOAN’s Chairman and Chief Executive Officer.

        Membership in Russell’s 21 U.S. equity indexes is determined by market capitalization ranking defined as common stock price multiplied by the number of shares outstanding, in addition to style attributes. The Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. About $250 billion is invested in index funds based on Russell’s indexes, and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index. Annual reconstitution of the Russell 3000(R) captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in the ranking comprise the Russell 1000(R) Index while the remaining 2,000 companies become the widely used Russell 2000(R) Index.

About E-LOAN, Inc.

        E-LOAN, Inc. is a consumer direct lender and debt advisor dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain home purchase, refinance, home equity and auto loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated tools, E-LOAN is pioneering debt advice — helping consumers proactively manage their debt to lower their overall borrowing costs. The company relentlessly advocates eliminating the dumb processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. E-LOAN is passionate about consumers’ financial privacy, and has implemented industry leading privacy practices and joined hands with consumer groups in an effort to enact strong consumer financial privacy protection laws.

        Consumers can log onto www.eloan.com or call 1-800-E-LOAN-22 to access E-LOAN’s products, services and team of dedicated loan professionals. E-LOAN, Inc., which has delivered six consecutive profitable quarters through the first quarter of 2003, is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through March 2003, E-LOAN has originated and sold over $14 billion in consumer loans.

        This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.

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